EXHIBIT 6.12
                         EMPLOYMENT AGREEMENT

This Employment Agreement ( Employment Agreement ) is made between

Markus Lemke ( Employee ) and Axion Spatial Imaging Ltd. (the

Company ) and shall become effective on December 1, 1999 (the

Effective Date ).

 1. Term of Employment. Pursuant to the terms and conditions set forth herein, the Company agrees to employ Employee from the

Effective date until December 1, 2002  (the Term), provided that the Company retains the right to terminate Employee for cause as set forth in this Employment Agreement.

 2.  Services to be rendered by Employee. During the term of this

Employment Agreement, Employee will be responsible for Strategic

Marketing and Communications Planning, Corporate and Contracting

Documents (legal), Investor Relations and issues relating to the

Public Market and the Securities Commission.  Employee shall observe and comply with all lawful directions and instructions by and on the part of the Company's management and endeavor to promote the interests of the Company to the extent consistent with his responsibilities and duties to the Company.  Employee shall report to the President and the Board of Directors during the first year of the term.  Immediately upon Employee completing the first year of the term, the Board of Directors shall assess Employee's

performance during the first year and if Employee has performed his duties in a diligent manner, the Board of Directors shall promote

Employee to a status in the Company which is equal to the President in the Company hierarchy.

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3.  Compensation

A. For the first twelve-month period commencing on the Effective

Date of this Employment Agreement, the Company shall pay Employee an annual base salary of $100,000.00.  For the second twelve-month period commencing on the first anniversary of the Effective date of this Employment Agreement, the Company shall pay Employee an annual base salary of $120,000.00.  Employee shall be paid on a monthly basis.  The Company agrees to pay Employee his Base Compensation in priority to all other financial liabilities of the Company.

Employee shall be entitled to a salary increase for the second twelve month period calculated as follows:

      The Company will set targets for gross sales of the Company at the beginning of each calendar year.  If the targets are met, Employee shall receive a 10% salary increase on his

      salary then in effect.  If the targets are met and exceeded by greater than 5% of the target amount, Employee shall

      receive a 15% salary increase on his salary then in effect.

B. At the commencement of the term Employee shall be entitled to participate in the Company s then existing Stock Option Plan.  The

Employee shall receive an option to acquire 200,000 of the

Company's authorized but unissued, or reacquired, Common Stock at an Option Price of USD - 25 cents and the Option shall expire on the fifth anniversary of the commencement date of the term.  This

Option shall be evidenced by a written agreement approved by both the Plan Administrators and Employee.

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C. During the Term, Employee shall be eligible to participate in such other employee benefits, policies or programs (such as health insurance, disability insurance, life insurance, pension and other retirement benefits, and vacation and sick time) under the same circumstances that those policies or programs are available to comparable employees of the Company.  The Company reserves the right and complete discretion to modify or alter those policies or programs, and any such modifications or alterations will be

applicable to Employee as they apply to other similarly situated employees.

D. The Company shall reimburse Employee for all of the reasonable fees, costs and expenses incurred by Employee in connection with,

or as a result of, the performance of his duties and responsibi-

lities for the Company including but not limited to travel expenses between Calgary and Edmonton and the costs of operating an office in Calgary.

4.  Termination for Cause.

The Company has the right to terminate the employment relationship without notice for cause, as defined below, and upon such

termination for cause the obligations of the Company under this

Employment Agreement shall cease.  The Company may terminate the employment relationship upon a determination that the Employee has

(i) been convicted of any criminal charge or pleaded guilty to any criminal charge; (ii) willfully or intentionally caused injury to the Company, its property, or it assets; (iii) engaged in any occupation, activity or business, whether personal or professional,

in competition with the Company; (vi) committed a material breach of this Employment Agreement; or, (v) is subject to any arbitration award of order

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of a court that prevents him from materially performing his duties hereunder for a period of more than six months from the date of such award or order.

5.  Termination of Employment - General Provisions.

In the event that Employee shall at any time terminate his

employment hereunder or if the Company terminates his employment for cause, Employee shall have no right to receive any compensation or benefit hereunder attributable to any period after the date of such termination saving and except that the right to exercise

Employee's stock options shall continue for a period of 90 days after the date of such termination.  In the event Employer

terminates the employment relationship without cause, severance compensation will be paid as follows:  (i) no compensation for the first 6 months, (ii) 6 months salary if employed from 6 months to one year, (iii) 1 year salary if employed more than one  year.

Employee s rights under the Company's Stock Option Plan continue for the balance of the unexpired term referred to in the

aforementioned clause 3 B.

6. Covenant to Protect Trade Secrets and Confidential Information.

It is contemplated by the parties hereto that Employee will be furnished with and will acquire confidential and proprietary information and knowledge pertaining to the operations of the businesses of the Company, as well as confidential and proprietary knowledge and information pertaining to the Company s contracts with customers, prices and methods of operations, including but not limited to proprietary pricing structures, identities of customers,

contract expiration dates,

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and positions created by certain transactions.  As part of the consideration of this Employment Agreement, Employee agrees that he will not at any time disclose or use, either during or subsequent to his employment, any information, knowledge or data which he receives or develops during his employment that is considered proprietary by the

Company or that relates to the trade secrets of the Company.  Notwith-

standing the foregoing, (A) Employee shall not be precluded from disclosing information that (i) has become known to the public or persons that compete with the Company by means other than Employee's disclosure,

or (ii) is required to be disclosed by law, legal process or any judicial or administrative order and (B) Employee may disclose confidential information to (i) directors, officers, employees,

advisors, authorized agents or representatives of the Company or its affiliates, and (ii) any other person if such disclosure is at the request of an officer of the Company.  Employee shall provide advance notice to Employer of any disclosure of confidential and proprietary information under subpart A(ii).

7. Employee's Covenant Not to Compete.

Employee acknowledges that the covenant not to compete set forth below is an agreement that is designed to enforce and is ancillary to the Employee s agreement to protect and not to disclose the

Company's trade secrets and other confidential information as set forth above.  Employee further agrees to be bound by this covenant not to compete in order to enforce his obligation to the Company to refrain from the disclosure of confidential or proprietary inform-

ation.  Employee acknowledges that the Company has established a valuable and extensive trade in the services it provides, which has been developed at considerable expense to the Company.  Employee agrees that, by virtue of the special training and knowledge that he will

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receive from the Company, and the relationship of trust and confidence between Employee and the Company, Employee will obtain certain information and knowledge of the business and operations of the Company that are confidential and proprietary in nature,

including, without limitation, information about equipment,

processes, technology, customers, and customer contracts.

A.  Consideration:  In consideration for the Covenant Not to Compete contained in the Employment Agreement, Employee acknowledges that he has received the following consideration:

i)  In return for the covenants set forth in this Employment Agreement,

    the Company has provided Employee with a term of employment expressed in Paragraph 1 of this Employment Agreement;

ii) In return for the covenants set forth in this Employment Agreement,

    the Company has agreed to hire Employee and to pay him the compensation and bonuses specified in this Employment Agreement; and

iii)In return for the covenants set forth in this Employment Agreement,

    the Company has agreed to provide Employee with access to its confidential or proprietary information, and will facilitate contacts between Employee and customers of the Company with the benefit of the goodwill possessed by the Company.

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B. Scope of Temporal Restriction on Employee's Ability to Compete:

Employee agrees that Employee will not, during the Term and for a period of 6 months after the term, compete with the Company

directly or indirectly, for himself or as an agent or employee of others.


C. Scope of Activities Constituting Competition with The Company,

   Prohibited by this Employment Agreement:


Within the time period specified in Paragraph 7.B Employee will not, by any means or for any cause, directly or indirectly, for himself or as an agent, representative or employee of others:  (i)

engage in or attempt to engage in the business of, or (ii) be employed by, work for, or provide services or advice to another company, business, entity, or person engaged in or attempting to engage in (whether exclusively or only partially) a similar

business or enterprise that would be directly or indirectly in competition with any business of the Company.


D.  Agreement Not to Solicit or Recruit Other Employees of the Company.

Prior to the expiration of the Term, Employee further agrees to refrain from soliciting, recruiting, encouraging, or initiating contact with any of the Company's employees in any way for the purpose of offering them employment, either as an employee or as a consultant or adviser, with Employee, directly or indirectly, for himself or with or for others.  Employee further agrees to refrain from authorizing, directing, or advising any third persons or entities to solicit, recruit, encourage, or

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initiate contact with any of the Company's employees in any way for the purpose of offering them employment, either as an employee or as a consultant or adviser, with Employee, directly or indirectly, for himself or with or for others.

In the event that the provisions of Paragraph 8 should ever be deemed to exceed limitations permitted by the applicable laws, then the parties agree that such provisions shall be reformed to the maximum limitations permitted by the applicable laws.


8. Enforcement of Covenants.

It is expressly understood and agreed by Employee that the

covenants contained in Paragraphs 7 and 8 of this Employment

Agreement represent a reasonable and necessary protection of the legitimate interests of the Company and that Employee s failure to observe and comply with his covenants and agreements in Paragraphs

7 and 8 will cause irreparable harm to the Company.  It is

expressly understood and agreed by Employee that it is and will continue to be difficult to ascertain the nature, scope and extent of the harm resulting from breach of these covenants and that a remedy at law for such breach by Employee will be inadequate.

Accordingly, it is the intention of the parties that, in addition to any other right's and remedies which the Company may have in the event of any breach of Paragraphs 7 and 8 of this Employment

Agreement, the Company shall be entitled, and is irrevocably authorized by Employee, to demand and obtain specific performance,

including without limitation all appropriate injunctive and other equitable relief against Employee, in order to enforce against

Employee, or to prevent any breach or any threatened breach by

Employee of, the covenants and agreements contained in Paragraphs 7 and 8 of this Employment Agreement.

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9. Notice.

A notice given by the Company to the Employee under this Employment

Agreement shall be sufficient if in writing and either (1) hand delivered at work during working hours or (2) mailed, return receipt requested, to Employee at the address as found in Employee

s personal file.


10. Assignment.

The rights of the Company hereunder may be assigned by the Company to any parent, subsidiary, affiliate or successor of the Company.

This Employment Agreement, is not assignable by Employee.  Any attempt by Employee to assign this Employment Agreement, or any portion thereof, shall be deemed null and void and of no force and effect.


11. Severability.

Any provision of this Employment Agreement prohibited by or

unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted herefrom without affecting any other provision of this Employment Agreement.

It is the desire of the parties hereto that this Employment

Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable, the parties hereby agree and consent that such provision shall be reformed to make it a valid and enforceable provision to the maximum extent permitted by applicable law.


12. Choice of Law.

This Employment Agreement shall be construed and governed by the laws of the Province of Alberta, and jurisdiction and venue of any action in respect of this Employment Agreement shall lie in

Edmonton, Alberta.

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13. Entire Agreement and Amendment.

This Employment Agreement supersedes any and all other agreements,

either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company.  This Employment

Agreement contains the entire agreement of the parties with respect to the subject matter covered hereby and may be amended, waived or terminated only by an instrument in writing executed by both parties hereto.


14. Miscellaneous

A. Any reference to a specific plan in this Employment Agreement shall be deemed to include any similar plan or program of the

Company then in effect that is the predecessor or the successor to,

or the replacement for, such specific plan.

B. This Agreement may be amended or modified only by a written agreement duly executed by the parties hereto.


Accepted and Agreed:

Markus Lemke                        Axion Spatial Imaging Inc.

/s/ Markus Lemke                    /s/ Ina Basford
_______________________________     _______________________
Employee                            Company

      November 11, 1999                   Ian Basford
Date:_________________________      Name:___________________

                                          President
                                   Title:___________________

                                         15/Nov/1999
                                   Date:____________________


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